Exhibit 99.1
BroadSoft Announces the Appointment of New Board Members
GAITHERSBURG, MD, January 26, 2011 — BroadSoft, Inc. (Nasdaq: BSFT) today announced the appointment David Bernardi and Charlie Ill to the Board of Directors for the company.
Mr. Bernardi has been employed as the Chief Technology Officer of Telesystem, Ltd. (Telesystem), a Canadian private capital corporation, since 2000. Since February 2006, Mr. Bernardi has also served as a Managing Partner in two funds managed by ID Capital Management, a company controlled by Telesystem. Also in February 2006, Mr. Bernardi became a Venture Partner — Technology in Propulsion Ventures III Fund, a fund managed by Propulsion Ventures, which is also controlled by Telesystem and, in September 2010, he became a Managing Partner of Propulsion Ventures. Additionally, Mr. Bernardi currently serves on the board of directors or is an advisor to each of the following companies: CVT Corp Transmission Inc., the Fox Group, Inc. Idilia Inc., Metafoam Technologies Inc., Microsigns Technolgogies Inc., Nanoledge Inc., NCI Technologies Inc. and Rololight Corporation.
Mr. Ill has been employed as the Senior Vice President of Sales, Services and Marketing of Fair Isaac Corporation (FICO), a provider of decision management software, since February 2010. Prior to FICO, Mr. Ill was Sr. Vice President, Global Sales at Avaya Inc., a provider of enterprise communications systems. Previously, Mr. Ill served as Executive Vice President, Worldwide Sales at BEA Systems, Inc. and held various sales and marketing positions with IBM Corporation, most recently as Vice President, Worldwide Software Geographic Sales, Marketing and Technical team.
“We are fortunate to add a pair of distinguished individuals to the board, and look forward to the technology, business and leadership experience each brings to our company,” said Michael Tessler, president and chief executive officer, BroadSoft. “Mr. Bernardi and Mr. Ill will further diversify and complement the talent of our board of directors, and I am confident the company will benefit from the unique insights and knowledge each will bring.”
The appointment of Mr. Bernardi and Mr. Ill was effective January 25, 2011.
###
About BroadSoft:
BroadSoft provides software that enables fixed-line, mobile and cable service providers to deliver voice and multimedia services over their IP-based networks. The Company’s software, BroadWorks®, enables service providers to provide enterprises and consumers with a range of cloud-based, or hosted, IP multimedia communications, such as hosted IP private branch exchanges, video calling, unified communications, collaboration and converged mobile and fixed-line services.
Media Contacts:
Leslie Ferry
+1-240-364-9038
lferry@BroadSoft.com
Brian Lustig
+1-301-775-6203
brian@lustigcommunications.com
Alex Moorhouse
+44 (0) 207 751 4444
amoorhouse@miliberty.com